EXHIBIT 99.2


                           VCA ANTECH, INC. ANNOUNCES

          $45 MILLION REPAYMENT OF SENIOR AND SENIOR SUBORDINATED NOTES


     -    15.5% and 13.5% notes repaid with cash and additional Term Loan C.

     -    Annual interest expense reduced by approximately $5 million.

     LOS ANGELES, CA, OCTOBER 24, 2002 - VCA ANTECH, INC. (NASDAQ NM SYMBOL:
WOOF) announced today that it repaid $30.0 million of its 15.5% senior notes and retired all $15.0 million of its outstanding 13.5% senior subordinated notes. Funds used to repay the debt and pay the prepayment penalties and transaction costs were derived from an additional $25.0 million of Term Loan C notes issued under the Company's senior credit facility and $25.2 million of cash on hand. For the next twelve months, this net reduction in debt and the lower effective interest rate will result in an estimated net annual pre-tax savings of approximately $5.0 million in interest expense(1).

     In connection with the repayment of the notes, the Company incurred approximately $9.6 million of costs, including $4.8 million in prepayment penalties and transaction costs, and $4.8 million in non-cash costs pertaining to the write-off of unamortized discount and deferred financing costs associated with the debt retired. These charges will be recognized during the fourth quarter of 2002 as an extraordinary loss in the amount of approximately $5.5 million, net of income taxes.

     Bob Antin, Chairman and CEO, stated, "I am pleased that the strength of our operations has enabled us to make some significant and beneficial changes to our capital structure. With the $45.0 million debt repayment, we will save approximately $5.0 million in annual interest expense, making this an accretive transaction. In addition, we have strengthened and leveraged our balance sheet with the debt reduction. This refinancing, together with the refinancing we successfully completed in August 2002 that reduced the interest rate on our senior credit facility, is a positive reflection of our continued strong performance as well as the outstanding relationship that we have with our bank group. The efforts of Goldman Sachs and Wells Fargo Bank have helped in the successful completion of these transactions."

     The following table summarizes cash and debt at September 30, 2002 and the pro forma balances as if the debt refinancing had occurred at September 30, 2002, (in millions):


                                                     AS OF SEPTEMBER 30, 2002
                                              ACTUAL       ADJUSTMENT    PRO FORMA
                                             ---------     ----------    ----------
Cash on hand                                 $   32.4        $ (25.2)     $    7.2
                                             =========                    =========
   Senior Term Loan C (LIBOR plus 300)       $  142.7        $  25.0      $  167.7
   Sr. Subordinated Notes (9.875%)              170.0                        170.0
   Sr. Subordinated Notes (13.5%)                15.0          (15.0)            -
   Sr. Notes (15.5%)                             66.7          (30.0)         36.7
   Other debt                                     1.6                          1.6
   Unamortized discount                          (7.2)           4.2          (3.0)
                                             ---------                    ---------
Total Debt                                   $  388.8                     $  373.0
                                             =========                    =========



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

(1) Interest expense savings is computed as the net of: (a) the total interest expense reduction on the 13.5% senior subordinated notes and the 15.5% senior notes; and (b) the cost of additional borrowings under the senior credit facility (at the current rate of approximately 5.0%) and the opportunity costs of the cash used (at the current approximate investment rate of 1.5%).


     Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the Company to maintain gross revenue at a level necessary to maintain expected gross profit margins, the level of selling, general and administrative costs, the effects of competition, the efficient integration of the Company's acquisitions, the effects of the Company's recent acquisitions and its ability to effectively manage its growth, the ability of the Company to service its debt, the continued implementation of its management information systems, pending litigation and governmental investigations, general economic conditions, and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filings with the Securities and Exchange Commission on Forms 10-K, 10Q and 8-K and the reader is directed to these reports for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

     VCA ANTECH, INC. owns, operates and manages the largest networks of free-standing veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

     Media contact:Tom Fuller, Chief Financial Officer (310) 571-6505



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